Exhibit 21

List of Subsidiaries

Name, Address	Jurisdiction of Organization	Doing Business As**
Electronics for Imaging Australia Pty Ltd	Australia
26 Cunningham Street North Sydney NSW 2060 Australia

VUTEk Belgium BVBA	Belgium
Ikaroslaan 20, B-1930 Zaventem, Belgium

EFI Brazil LTDA	Brazil	Electronics for Imaging do Brazil
Av. Ayrton Senna 3000 Bloco2-Sala 412 Edifício via Purque Offices Barra da Tijuca Rio da Janiero RJ CEP 22775-001

EFI (Canada), Inc.	Canada
Box 25 Commerce Court West Toronto, Ontario, Canada M5L 1A9

Electronics for Imaging, International	Cayman Islands
PW Corporate Services (Cayman) Ltd PO Box 258 First Home Tower British American Centre George Town Grand Cayman, Cayman Islands

Printcafe Software, Inc.	Delaware
40 24th Street Pittsburgh, PA 15222

Electronics for Imaging France SARL	France	EPLI
Immeuble Atria 5, Place des Marseillais 94227 Charenton-le-Pont Cedex

Electronics for Imaging GmbH	Germany	Best GmbH
Kaiserswertherstr Strasse 115 D-40880 Ratingen Duesseldorf, Germany

EFI Hungary Trading Ltd.	Hungary
Tatra u. 12/B H-1136 Budapest Hungary

Name, Address	Jurisdiction of Organization	Doing Business As**
Electronics for Imaging India Private Limited	India
427, 16th Main, 3rd Cross, 3rd Block Koramangala, Bangalore, Karnataka 560 038

EFI Ireland Imaging Solutions Investment Company Ltd	Ireland
85 Merrion Square Dublin 2 Ireland

Electronics for Imaging Israel (2007) Ltd. (1)	Israel
5b Hanagar Street Hod Hasharon 45240 Israel

Electronics for Imaging Italia SRL	Italy
Centro Direzionale Milano Fiori Strada 6, Palazzo E3 20090 Assago (Milano) Italy

EFI KK	Japan	Electronics for Imaging KK
Shinjuku Island Wing 13F 3-1 Nishi-Shinjuku 6-chome Shinjuku-ku Tokyo 160-0023 Japan

Electronics for Imaging Japan YK	Japan
14th Floor Shinjuku Oak Tower, 8-1 Nishi-Shinjuku 6-chome Shinjuku-ku Tokyo 160-0023 Japan

Electronics for Imaging Korea Co., Ltd.	Korea
37th Floor, ASEM Tower 159-1 Samsung-dong, Gangnam-gu Seoul, Korea 135-798

Electronics for Imaging Luxembourg Sárl	Luxembourg
2 Rue Hackin L-1746 Luxembourg

Bestcolor Asia Sdn Bhd	Malaysia
12 Ground Floor, Equatorial 1, Jalan Bukit Jambur, Gyan Lepas 11900, Penang, Malaysia

EFI Sales Mexico, S.A. de C.V.	Mexico
Florencia No. 57, Floor 6-616 Juarez, Liverpool and Londres Cuauhtemoc, C.P. 06600 Federal District, Mexico

Name, Address	Jurisdiction of Organization	Doing Business As**
Electronics for Imaging, B.V.	Netherlands
201-207 Boeing Avenue 1119 PD Schiphol-Rijk The Netherlands

Electronics for Imaging Investments S.à.r.l.	Netherlands
2 Rue Hackin L-1746 Luxembourg

VUTEk, Inc.	New Hampshire
One Vutek Place Meredith, NH, 03253

Inkware LLC	New Hampshire
One Vutek Place Meredith, NH, 03253

Jetrion LLC	Michigan
1260 James L. Hart Parkway Ypsilanti, MI 48197

Electronics for Imaging Singapore Pte Ltd	Singapore
5 Shenton Way #21-12 UIC Building Singapore 068808

Electronics for Imaging España S.L.	Spain
Parque Impresarial San Fernando Edificio Francia 28883 L Madrid Spain

Electronics for Imaging AB	Sweden	Electronics for Imaging Sweden
Frösundaviks All 15 4tr 169 70 Solna Sweden

Electronics for Imaging Holding GmbH	Switzerland
ATAG Ernst & Young AG Attn: Thomas Rast Bundesstrasse 3 CH—6304 Zug

Electronics for Imaging (Europe) Limited	UK	Electronics for Imaging UK
Stonebridge House Padbury Oaks Old Bath Road Longford, Middlesex UB7 0EW United Kingdom

EFI Holdings Ltd	Cayman Islands
Campbell Corporate Services Limited Scotia Centre P.O. Box 268GT Grand Cayman

*	All of the listed subsidiaries are 100% wholly-owned subsidiaries of EFI.
**	“Doing Business As” names above have been listed only where they differ from the name of the subsidiary.
(1)	Electronics for Imaging Israel (2007) Ltd. was formed in 2007.